Exhibit 10.2

Mr. Tom Juliano
300 Inu Road
Kula, Hawaii 96790

Re:       Separation from Employment

Dear Tom:

We recognize and appreciate the contributions you have made during your employment with Kapalua Land Company (“KLC”) and we wish you well in your future endeavors. We have set forth below the details of your separation from employment with KLC and from your relationships with other entities affiliated with Maui Land and Pineapple Company, collectively referred to as “MLP”.

1.     Resignation.   Your last day of active service with KLC shall be October 23, 2006 (“separation date”). You agree that you will not represent to the general public or to any individual that you are associated or affiliated with KLC or any MLP entity after your separation date.

2.     Vacation and Leave Time.   You will be paid a lump sum amount of thirty-one thousand seven hundred thirty dollars and sixteen cents ($31,730.16) for your accrued vacation and four thousand eight hundred seven dollars and sixty-nine cents ($4,807.69) compensation time through your separation date. This amount will be paid to you within 30 days of your separation date. This payment represents payment in full for all vacation and leave that you are entitled to.

3.     Performance of Duties.   Your duties, responsibilities and authority with KLC will cease as October 13, 2006. You will use your best efforts to coordinate any steps necessary to effect a smooth transition. You agree that you will fully cooperate with KLC and MLP and their attorneys in the defense of all claims that you have knowledge about even though your cooperation may be necessary after your separation from KLC.

4.     Consideration for Termination.   You will be paid two hundred fifty thousand dollars ($250,000.00) in four equal payments on the following four dates, beginning November 30, 2006, February 28, 2007, May 31, 2007, and August 31, 2007. This payment, in accord with paragraph 8 of this Agreement, is in full satisfaction of all implied or express contract claims, tort claims or statutory claims that you have against KLC or any MLP affiliated entities arising out of your employment or resignation from employment with KLC. The payments of the amounts in this paragraph are expressly conditioned on your completion of all your duties, including the completion of all records and reports.

5.     Return of Property.   On or before your separation date, you will turn over to Holly Ka`akimaka, our keys and other KLC or MLP materials, records, supplies or equipment you may have in your possession. You agree that you will not retain any documents, materials, supplies or equipment that you received from KLC or MLP without KLC’s written authorization.

6.     Continuation of Health Care Benefits.   KLC will continue your present health care insurance coverage through your separation date and for four month thereafter. KLC will pay for this insurance coverage either through direct payment to the insurance company or by reimbursing you for COBRA payments. Thereafter, you may be eligible to continue medical and/or dental coverage under KLC’s medical and dental plans, at your own expense, in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985.

7.     Residence.   You agree to vacate your company owned residence at 300 Inu Road on or before June 30, 2007. Your further agree that you have no right to remain in this residence after that date. You agree that you will pay KLC $200.00 per day for each day that you remain in the residence after June 30, 2007.

8.     Release of Claims.   In consideration of the above paragraphs, you hereby release KLC, MLP, and their directors, officers, employees, and agents from any and all claims (including, but not limited to, claims for personal injury, infliction of emotional distress, breach of express or implied contract, tort or for violation of any federal, state or local statute, regulation or ordinance, including Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Hawaii Civil Rights Act, and the Hawaii Employment Practices Law, H.R.S. Chapter 378) you now have, known or unknown, arising out of your employment with or separation from employment with KLC or your affiliation with any MLP entities.

9.     Confidentiality.   You agree to refrain from disclosing any confidential, commercial or financial information about KLC or any MLP entities which you acquired while an employee of KLC. You further agree that you will not disparage or make negative statements about KLC or MLP or any of their directors, officers or employees. KLC agrees that if asked for a reference by a prospective employer, that it will not make negative or disparaging comments about your performance.

10.   Compliance.   KLC and MLP strive to comply with all state and federal requirements. You agree that if you are aware of any state or federal requirement that has not been complied with, that you have reported the failure of compliance to Holly Ka`akimaka or that you will do so prior to your separation date.

11.   Stock Options.   As of your separation date, you have 10,000 vested options in MLP stock. In accordance with the terms of your Stock Option Agreement, you will be able to exercise the vested options through April 13, 2007.

12.   Waiver of Rights and Claims under the ADEA.   You are advised that this Agreement specifically refers or may refer to rights and claims arising under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621, et seq. Pursuant to 29 U.S.C. § 626(f)(1)(F)(i), you have twenty-one (21) days in which to consider the terms of this Agreement and to consult with your attorney. Pursuant to 29 C.F.R. § 1625.22(e)(6), and as indicated by your special signature below, you hereby knowingly and voluntarily waive the twenty-one (21) day pre-execution consideration period set forth in 29 U.S.C. § 626(f)(1)(F)(i). Therefore, pursuant to 29 U.S.C. § 626(f)(1)(G), you will have seven (7) days after your execution of this Agreement to revoke the ADEA portion of this Agreement. If you elect to so revoke the ADEA portion of this Agreement, you shall contact KLC immediately. In the event you revoke your agreement, you will not receive the payment specified in paragraph 4. Copies of the ADEA law and regulations may be accessed through the Internet including but not limited to http://www4.law.cornell.edu/uscode/ and http://www.access.gpo.gov/nara/cfr/cfr-retrieve.html#page1.

Please indicate your agreement to the foregoing by signing and dating this page where indicated below.

Very truly yours,
/s/ HOLLY KA`AKIMAKA
Holly Ka`akimaka,
Director, Industrial Relations
/s/ THOMAS JULIANO
Tom Juliano
10-24-06
Date

Approved:	/s/ ROBERT I. WEBBER
CFO
Date:	November 3, 2006
PURSUANT TO 29 C.F.R. § 1625.22(e)(6), I HEREBY KNOWINGLY AND VOLUNTARILY WAIVE THE TWENTY-ONE (21) DAY PRE-EXECUTION CONSIDERATION PERIOD SET FORTH IN 29 U.S.C. § 626(f)(1)(F)(i)
/s/ THOMAS JULIANO		10-24-06
Tom Juliano		Date